Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedules of Heelys, Inc. dated November 24, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the retroactive adjustment of all common shares and per common share amounts for all periods presented to reflect the October 23, 2006 stock split), appearing in Registration Statement #333-137046 of Heelys, Inc. on Form S-1.

/s/ Deloitte & Touche LLP
Dallas, Texas
December 19, 2006